================================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                  Acsys, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                  ACSYS, INC.
                                 75 14th Street
                                   Suite 2200
                             Atlanta, Georgia 30309

                                                                   April 6, 1999

Dear Acsys, Inc. Shareholder:

   On behalf of the Board of Directors and management of Acsys, Inc., I cordially invite you to attend the Annual Meeting of Shareholders to be held at the offices of Alston & Bird LLP, 1201 W. Peachtree Street, 42nd Floor, Atlanta, Georgia on Monday, April 26, 1999 at 10:00 a.m. local time. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.

   It is important that your shares be represented at the Annual Meeting. Regardless of whether you plan to attend, you are requested to mark, sign, date and promptly return the enclosed proxy in the envelope provided. If you attend the Annual Meeting, which we hope you will do, you may vote in person even if you have previously mailed a proxy card.

                                       Very truly yours,
                                       Timothy Mann, Jr.
                                       Chief Executive Officer

                                  ACSYS, INC.
                                 75 14th STREET
                                   SUITE 2200
                             ATLANTA, GEORGIA 30309

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 26, 1999

   Notice is hereby given that the annual meeting of shareholders (together with any adjournments or postponements thereof, the "Annual Meeting") of Acsys, Inc. will be held on Monday, April 26, 1999, at 10:00 a.m., local time, at the offices of Alston & Bird LLP, 1201 W. Peachtree Street, 42nd Floor, Atlanta, Georgia 30309.

   The Annual Meeting will be held for the following purposes:

  1. To elect eight directors. The shareholders will consider and vote upon the election of eight directors of Acsys to serve terms scheduled to end in conjunction with the next annual meeting of shareholders or until their successors are duly elected and qualified.

  2. To consider and vote upon any other business. The shareholders will consider and vote upon the transaction of any such other business that may properly come before the Annual Meeting.

   All shareholders are cordially invited to attend the Annual Meeting; however, only shareholders of record at the close of business on March 12, 1999, are entitled to notice of and to vote at the Annual Meeting.

IMPORTANT--EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY ACSYS AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE ANNUAL MEETING, AND IF YOU ATTEND THE ANNUAL MEETING YOU MAY ELECT TO VOTE YOUR SHARES IN PERSON.

                                          By the Order of the Board of
                                           Directors,

                                          Brady W. Mullinax, Jr.
                                          Secretary

Atlanta, Georgia
April 6, 1999

                                  ACSYS, INC.
                                 75 14th STREET
                                   SUITE 2200
                             ATLANTA, GEORGIA 30309

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 26, 1999

   This Proxy Statement and the enclosed form of proxy are being sent to shareholders of Acsys, Inc., a Georgia corporation ("Acsys"), on or about April 5, 1999, in connection with the solicitation by Acsys' Board of Directors (the "Directors" or the "Board") of proxies to be used at the annual meeting of shareholders (together with any adjournment or postponement, the "Annual Meeting") of Acsys to be held on Monday, April 26, 1999, at 10:00 a.m., local time.

                               THE ANNUAL MEETING

Time, Date and Place

   The Annual Meeting will be held at 10:00 a.m., local time, on Monday, April 26, 1999, at the offices of Alston & Bird LLP, 1201 W. Peachtree Street, 42nd Floor, Atlanta, Georgia 30309.

Purpose of the Annual Meeting

   The purpose of the Annual Meeting is to consider and vote upon: (1) the election of eight directors of Acsys to serve until the next annual meeting of the shareholders of Acsys; and (ii) the transaction of any other business that may properly come before the Annual Meeting.

Record Date and Rules for Voting

   Only shareholders of record at the close of business on March 12, 1999 (the "Record Date") are entitled to be present and to vote at the Annual Meeting. As of the Record Date, Acsys had 14,466,023 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Acsys' Common Stock entitles the holder to one vote with respect to all matters to come before the Annual Meeting, and all of such shares vote as a single class. Shares represented by duly executed proxies will be voted in accordance with shareholders' instructions. If a shareholder signs the proxy but does not fill in a vote, his or her shares will be voted in accordance with the Directors' recommendations. The management of Acsys knows of no other matters to be presented or considered at the Annual Meeting, but if any other business is properly brought before the Annual Meeting, shares will be voted at the Directors' discretion. The proxies named will have authority to vote for any person for election as a director in lieu of any person nominated if the nominee is unable to serve. It is not contemplated that any nominee will be unable to serve.

   The Board of Directors has designated Timothy Mann, Jr., Brady W. Mullinax, Jr. and Jerri L. Davis and each of them, as proxies to vote the shares of Common Stock solicited on its behalf. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time before it has been exercised by: (i) giving written notice to the Secretary of Acsys; (ii) delivery of a later dated proxy; or (iii) attending the Annual Meeting and voting in person. The shares represented by the proxy will be voted in accordance with the directions given unless the proxy is mutilated or otherwise received in such form as to render it illegible.

   The presence in person or by proxy of shareholders owning more than one half of the shares outstanding and entitled to vote constitutes a quorum. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes "for" and all votes to "withhold authority" will be counted, and shares will be counted for quorum purposes if they are represented at the Annual Meeting for any purpose other than solely to object to holding the meeting or transacting business at the Annual Meeting. Assuming that a quorum is present, abstentions and broker non-votes will have no effect on the voting. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

   Assuming that a quorum is present, the vote required for election of directors is a plurality of votes cast by the shares entitled to vote in the election. For any other matter coming before the Annual Meeting, the matter will be deemed to be approved if the votes cast in favor of the action exceed the votes cast opposing the action. Shareholders do not have cumulative voting rights. If the Annual Meeting is adjourned, the proxy may also be used at later meetings, for the purposes stated in the Notice of Annual Meeting.

   If any beneficial owner of Common Stock holds such stock in "street name" and wishes to vote such owner's shares at the Annual Meeting, such owner must obtain from the relevant nominee holding Common Stock a properly executed "legal proxy" identifying the beneficial owner as a holder of Common Stock, authorizing the beneficial owner to act on behalf of the nominee-record owner at the Annual Meeting and identifying the number of shares that the beneficial owner is authorized to vote.

Solicitation of Proxies; Costs

   The enclosed proxy is solicited by Acsys for use at the Annual Meeting. Acsys will solicit proxies principally by mailing these materials to the shareholders, but the directors, officers and employees of Acsys may, on our behalf, solicit proxies by telephone or in person. Acsys will pay all of the costs of the solicitation, principally the costs of preparing, printing and mailing these materials. Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares of Common Stock held of record by such custodians, nominees and fiduciaries, and Acsys will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. Acsys has not retained a proxy solicitation firm to assist in the solicitation of proxies at this time. In the event that Acsys decides to hire a proxy solicitation firm, Acsys does not expect to pay a fee in excess of $10,000 plus expenses.

                                   MANAGEMENT

   The nominations for directors and the executive officers of Acsys and their ages and positions as of the Record Date are as follows:

          Name           Age                          Position
          ----           ---                          --------
David C. Cooper.........  43 Chairman of the Board
Timothy Mann, Jr........  33 Chief Executive Officer and Director
Beth Monroe Chase.......  47 Chief Development Officer, Executive Vice President
                             and Director
Barry Abelson...........  52 Director
Paul Klaassen...........  40 Director
Robert M. Kwatnez.......  34 Director
William Porter Payne....  51 Director
Harry J. Sauer..........  47 Director
Brady W. Mullinax,        45 Vice President--Finance, Chief Financial Officer, Secretary
 Jr. ...................     and Treasurer

Biographical Information for Executive Officers and Directors

   David C. Cooper has served as the Chairman of the Board of Directors since our formation and as Division President--Atlanta from September 1997 to July 1998. Mr. Cooper founded David C. Cooper & Associates, Inc. and DCCA Professional Temporaries, Inc. in 1980 and served as their president until May 1997. Mr. Cooper received his Bachelor of Business Administration in Accounting from the University of Georgia. Mr. Cooper is a past president of the American Association of Accounting and Finance, a national network of independently owned accounting and finance permanent placement and temporary staffing businesses.

   Timothy Mann, Jr. has served as Chief Executive Officer since October 1997 and as a Director since our formation. Prior to his becoming Chief Executive Officer, Mr. Mann served in various roles. From 1992 until 1997, Mr. Mann was an attorney engaged in the private practice of law, most recently with Alston & Bird LLP in Atlanta, Georgia. Mr. Mann has extensive staffing industry experience, having served as issuer's counsel in a number of staffing industry public equity offerings and as buyer's counsel in a number of staffing industry mergers and acquisitions. Mr. Mann's experience also includes service in the audit division of Arthur Andersen LLP. Mr. Mann received his J.D. cum laude from the University of Georgia and his Bachelor of Science in Accounting from the University of Florida.

   Beth Monroe Chase has served as a Director since our formation. She served as Chief Operating Officer from our formation until September 1997, when she became Chief Development Officer and Executive Vice President. Ms. Monroe Chase was one of the founders of Infinity Enterprises, Inc. (d/b/a Don Richard Associates of Washington) and from 1994 until our formation served as its president. Ms. Monroe Chase served as the director of sales from 1992 to 1994 and as managing director from 1993 to 1994 for the predecessor of Don Richard Associates of Washington (which also operated under that name). Her previous staffing industry experience includes service as an area manager for Staff Builders and as a regional manager with TeleSec Staffing.

   Barry M. Abelson has served as a Director since the completion of our IPO in February 1998. He has been a partner in the law firm of Pepper Hamilton LLP, Philadelphia, Pennsylvania since May 1992 and has served as Chairman of its Executive Committee since February 1995. Mr. Abelson received his Bachelor of Arts in Sociology from Dartmouth College and his J.D. from the University of Pennsylvania.

   Paul J. Klaassen has served as a Director since February 1998. He is the co-founder and has served as Chairman of the Board and Chief Executive Officer of Sunrise Assisted Living, Inc., a long-term healthcare provider, and its predecessor entities since 1981. He also served as President of Sunrise Assisted Living, Inc.

and its predecessor entities from 1981 through July 1997. Mr. Klaassen is the founding Chairman of the Assisted Living Facilities Association of America, the largest assisted living industry trade association. He serves on the editorial advisory boards of Contemporary Long Term Care, Retirement Housing Report, Assisted Living Today and Assisted Living Briefing magazines.

   Robert M. Kwatnez has served as a Director since May 1998. He co-founded ICON Search and Consulting, Inc. in September 1994 and has served as Vice President of Acsys IT since May 1998. Mr. Kwatnez's staffing business experience spans over the last eleven years and he currently serves as director of Acsys IT's SAP practice. Mr. Kwatnez received his Bachelor of Business Administration from Indiana University in 1987.

   William Porter Payne has served as a Director since the completion of our IPO in February 1998. Mr. Payne has served as Vice Chairman of WebMD since September 1998. He also serves as Vice Chairman of Premiere Technologies, Inc. and as Chairman of Premiere's subsidiary, Orchestrate.com, a provider of Internet-based enhanced communications services. He previously served as Vice Chairman of NationsBank Corporation from January 1997 until June 1998. He was President and Chief Executive Officer of the Atlanta Committee for the Olympic Games from 1991 to 1997. Mr. Payne is also a director of Anheuser-Busch Companies, Inc., Cousins Properties, Inc. and Jefferson-Pilot Corporation. Mr. Payne received his Bachelor of Arts in Political Science and J.D. from the University of Georgia.

   Harry J. Sauer has served as a Director and as Division President-- Philadelphia since September 1997. Mr. Sauer has worked in the staffing industry since 1977, when he co-founded AcSys Resources. He served in various positions with AcSys Resources, most recently as chief operating officer. From 1974 to 1977 he worked in the Boston offices of Coopers & Lybrand. Mr. Sauer received his Bachelor of Arts in Political Science from American University and his M.B.A. from Boston College. Mr. Sauer has served as the President of Hillel of Greater Philadelphia and as a board member of several nonprofit organizations.

   Brady W. Mullinax, Jr. has served as our Vice President--Finance, Chief Financial Officer, Secretary and Treasurer since August 1998. From 1994 to 1997, Mr. Mullinax served as chief financial officer and treasurer of Fuqua Enterprises, Inc., a New York Stock Exchange listed company that operated a healthcare equipment manufacturing business and a leather tanning business that was sold on December 30, 1997. From 1987 to 1993, he was a partner with Price Waterhouse LLP. Mr. Mullinax received his Bachelor of Science in Business Administration from the University of North Carolina and is a certified public accountant.

Board Organization

   In accordance with Acsys' Bylaws the number of directors on the Board of Directors is fixed at ten. Due to the resignation of John R. Ficquette as a director in September 1998 and the resignation of Edward S. Baumstein as a director in March 1999, there are currently two vacancies on our Board of Directors. The number of Directors will remain fixed at ten. The Board has presented for election only eight directors at this time as it searches for potential Directors that the Board believes will provide valuable guidance in managing Acsys.

   Our directors are elected at the annual meeting of shareholders. Directors and executive officers are elected or appointed to serve until they resign, are removed, are otherwise disqualified to serve, or until their successors are elected and qualified at the next annual meeting of shareholders. During 1998, the Board of Directors held twelve meetings. Each director, with the exception of Paul J. Klaassen, attended at least 75% of the aggregate of all regular, annual and special meetings of the Board of Directors for 1998.

Committees of the Board of Directors

   In February 1998, after we completed our IPO, the Board of Directors established a Compensation Committee and an Audit Committee. The Board of Directors does not have a nominating committee because nominating functions are performed by the Board of Directors as a group.

   The Audit Committee was established to review our internal controls, review the objectivity of our financial reporting and meet with our financial personnel and independent auditors in connection with these reviews. The Audit Committee is also charged with recommending to the Board the appointment of independent auditors to serve as our auditors for the following year. The Audit Committee held three meetings in 1998, and all members attended at least 75% of the meetings. The members of the Audit Committee are Messrs. Abelson, Klaassen, Payne and Mann.

   The Compensation Committee was established to advise and make recommendations to the Board with respect to salaries and bonuses to be paid to the Chairman of the Board and the Chief Executive Officer. The Compensation Committee also administers the Acsys, Inc. 1997 Stock Option Plan and our other stock option plans. It also recommends to the Board of Directors adoption of any compensation plans in which our officers and directors are eligible to participate. The Compensation Committee held six meeting in 1998. All members attended at least 75% of the meetings. The members of the Compensation Committee are Messrs. Abelson, Klaassen and Payne.

Director Compensation

   Directors who are also our employees do not receive additional compensation for serving as directors. Each director who is not an employee (an "Outside Director") receives $1,000 for each meeting of the Board of Directors attended and $500 for each meeting of a committee of the Board of Directors attended. All directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or its committees and for other expenses incurred in their capacity as Directors.

   We have adopted a policy of granting to each Outside Director, upon his or her initial appointment to the Board of Directors, a stock option to purchase 50,000 shares of Common Stock pursuant to the Option Plan. The options granted to the Outside Directors have a three-year vesting schedule with one third of the options vesting on each of the first, second and third anniversaries of the date of grant. The exercise price of the options is based on the closing sales price of Acsys' Common Stock on the date of grant. The options have a 10-year term. Pursuant to this policy, in 1998, the Board granted options to purchase 50,000 shares of Common Stock to each of Messrs. Abelson and Payne at the IPO price of $8.50 per share and granted options to purchase 50,000 shares of Common Stock to Mr. Klaassen at $13.00 per share. In addition, we have adopted a policy of granting to each Outside Director, once each quarter during the Outside Director's term as a director, options to purchase 4,000 shares, with a lifetime aggregate cap of 150,000 shares per Outside Director. The option exercise price will be equal to the closing sales price of Acsys' Common Stock at the date of each grant, and each option will have a 10-year term. One-third of the options will vest on each of the first three anniversaries of the date of grant, provided that all unvested options will vest upon a change in control of Acsys (as defined in the option agreement) or the death of the Outside Director. Pursuant to this policy, in 1998, we granted options to purchase an aggregate of 16,000 shares of Common Stock to each of Messrs. Abelson, Klaassen and Payne.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

   Acsys was incorporated in March 1997 and conducted no operations in 1996. The following table presents certain summary information concerning compensation paid or accrued by Acsys for services rendered in all capacities during 1998 and 1997 for (i) the Chief Executive Officer of Acsys and (ii) each of the four other most highly compensated executive officers of Acsys (determined as of December 31, 1998) (collectively, the "Named Executive Officers").

                                                       Long-Term
                                                      Compensation
                                                      ------------
                                                         Awards
                                                      ------------
                              Annual Compensation      Securities
                           --------------------------  Underlying   All Other
Name and Principal                  Salary            Options/SARS Compensation
Position                    Year     ($)    Bonus ($)     (#)          ($)
------------------         ------- -------- --------- ------------ ------------
David C. Cooper...........
 Chairman of the Board of  1998    $198,605  $   --     $    --      $   --
 Directors                 1997(1)   83,333      --          --          --
Timothy Mann, Jr.......... 1998(2)  211,153   78,000     213,357         --
Chief Executive Officer    1997(2)  110,128      --      135,198         --
Edward S. Baumstein.......
 President & Chief         1998(3)  200,000    2,500         --          --
 Operating Officer         1997(3)   66,666    2,500         --       83,327
Beth Monroe Chase......... 1998     198,460      --          --          --
 Executive Vice President  1997(4)  107,590      --          --          --
 & Chief Development
 Officer
Brady W. Mullinax, Jr..... 1998(5)   71,173   20,000     150,000         --
 Vice President-Finance,   1997         --       --          --          --
 Chief Financial Officer,
 Secretary & Treasurer

--------
(1) Reflects compensation paid by Acsys to Mr. Cooper beginning on May 16, 1997, the date that Acsys employed Mr. Cooper as its Chairman of the Board of Directors.
(2) Reflects compensation paid by Acsys to Mr. Mann in all capacities beginning on March 12, 1997, the date that Acsys employed Mr. Mann. Mr. Mann served in various executive positions with Acsys before becoming Chief Executive Officer in October 1997. Mr. Mann was paid a performance bonus of $78,000 in February 1999 calculated in accordance with Mr. Mann's employment agreement. Such bonus is reflected as compensation in 1998.
(3) Reflects compensation paid by Acsys to Mr. Baumstein in all capacities beginning on September 3, 1997, the date that Acsys employed Mr. Baumstein. Prior to his resignation on March 12, 1999, Mr. Baumstein had served as Chief Operating Officer since September 1997 and as President from October 1997. Mr. Baumstein received $2,500 in each of 1997 and 1998 as a matching contribution to his retirement account in accordance with the Acsys Resources, Inc. 401(k) Plan. Mr. Baumstein was paid $83,327 during 1998 related to commissions and other pre-acquisition transactions. Mr. Baumstein resigned as a Director and the President and Chief Operating Officer of Acsys effective as of March 12, 1999.
(4) Reflects compensation paid by Acsys to Ms. Monroe Chase beginning on May 16, 1997, the date that Acsys employed Ms. Monroe Chase, who initially served as Executive Vice President and Chief Operating Officer and became Chief Development Officer and Executive Vice President in September 1997.
(5) Reflects compensation paid by Acsys, Inc. to Mr. Mullinax beginning on August 21, 1998, the date that Acsys employed Mr. Mullinax as its Vice President--Finance, Chief Financial Officer, Secretary and Treasurer. Mr. Mullinax's base compensation is $200,000 annually. Mr. Mullinax was paid a performance bonus of $20,000 in February 1999, which was reflected as compensation in 1998.

Employment Agreements, Termination of Employment and Change in Control Arrangements.

   Each of Messrs. Cooper, Mann, and Ms. Monroe Chase has entered into employment agreements with Acsys that provide for an annual base salary of $200,000. Mr. Mann received an increase in his base compensation to $225,000 in April 1998. In February 1999, Mr. Mann received an increase in his base compensation to $280,000. Each executive officer is also contractually entitled to a bonus to be agreed upon and is based upon certain performance criteria as set forth in his or her agreement. For 1998, Mr. Mann's agreement provided for an annual bonus equal to 2.0% of the year-to-year increase in our earnings before interest, taxes, depreciation and amortization, and the grant of stock options. For 1998, Mr. Mann received a bonus of $78,000. In 1999, Mr. Mann's bonus will be discretionary. None of our executive officers has received or is expected to receive perquisites that exceed the lesser of $50,000 or 10% of the salary and bonus of such executive.

   Each employment agreement for the Named Executive Officers (other than Mr. Mullinax and Mr. Baumstein) is for a term of three years and continues thereafter for additional one-year terms until either Acsys or the executive officer elects not to renew the agreement. Each of these agreements provides that, in the event of a termination of employment either (i) by Acsys without cause (as defined in the agreement) or (ii) by the employee following a change in control (as defined in the agreement) or a breach by Acsys of such executive's employment agreement or registration rights agreement, such executive officer will be entitled to receive from Acsys a lump sum severance payment equal to three times the sum of his or her then-current annual salary plus the amount of his or her bonus calculated using the results of the operations of Acsys for the twelve months prior to such termination. In such event, the non-compete provisions discussed below would not apply to such executive officer. If an executive officer resigns for any other reason, such executive officer will be entitled to receive from Acsys a lump sum severance payment equal to his or her then current annual salary. If an executive is terminated upon a determination by the Board of Directors that such executive officer failed to meet performance expectations, then such executive officer will be entitled to receive a lump sum severance payment equal to his or her base salary for the greater of the remainder of the term of his or her employment agreement or one year.

   Brady W. Mullinax, Jr. entered into an employment agreement on August 21, 1998 with Acsys that provides for an annual base salary of $200,000. In February 1999, Mr. Mullinax received an increase in his 1999 base compensation to $210,000. The term of Mr. Mullinax's agreement is effective until December 31, 2000 and continues thereafter for additional one-year terms until either Acsys or Mr. Mullinax elects not to renew the agreement. The agreement provides that, in the event of termination of employment either (i) by Acsys without cause (as defined in the agreement) or a breach by Acsys of Mr. Mullinax's employment agreement, Mr. Mullinax will be entitled to receive from Acsys a lump sum severance payment equal to three times the sum of his then-current annual salary plus the amount of his bonus as defined in his agreement. In such event, the non-compete provisions discussed below would not apply to Mr. Mullinax. If Mr. Mullinax is terminated upon a determination by the Board of Directors that he failed to meet performance expectations, then he will be entitled to receive a lump sum severance payment equal to his base salary for the greater of the remainder of the term of his employment agreement or one year. Mr. Mullinax is also contractually entitled to an annual bonus in the discretion of the Chief Executive Officer, provided, however, he shall receive a minimum annual bonus of 20% of his base salary then in effect for calendar years subsequent to 1998.

   Each of the above employment agreements contains a covenant not to compete with Acsys for a period of two years immediately following termination of employment and an obligation not to solicit any employees or customers of Acsys for a period of one year following termination of employment.

 Edward S. Baumstein Separation and Release Agreement

   Acsys entered into a Separation and Release Agreement with Edward S. Baumstein effective March 12, 1999. Pursuant to the terms of the agreement, Mr. Baumstein resigned from the Board of Directors and as President and Chief Operating Officer of Acsys. Acsys paid a lump sum of approximately $550,000 to

Mr. Baumstein as a severance benefit and agreed to reimburse Mr. Baumstein for attorneys' fees incurred by Mr. Baumstein. Mr. Baumstein has further agreed that until March 12, 2000 (or earlier in the event that the closing sales price of Acsys' Common Stock is below certain specified prices for a period of twenty
(20) consecutive trading days) he will not, directly or indirectly, take certain actions, including calling shareholders' meetings, executing written shareholder consents, participating in the solicitation of proxies or a tender offer, purchasing additional securities or assets of Acsys or acquiring control of Acsys' Board of Directors. In addition, Acsys and Mr. Baumstein agreed to release and discharge the other party of any claims that such party might have against the other relating to events occurring before the date of the agreement.

Option/SAR Grants in Last Fiscal Year

   The following table sets forth information concerning Acsys' 1998 grants of stock options to Timothy Mann, Jr. and Brady W. Mullinax, Jr., the only Named Executive Officers who were granted stock options in 1998.

                                        Individual Grants
                          ----------------------------------------------
                                                                         Potential Realizable
                                         Percent of                        Value at Assumed
                           Number of       Total                         Annual Rates of Stock
                           Securities   Options/SARs Exercise             Price Appreciation
                           Underlying    Granted to  or Base              for Option Term (1)
                          Options/SARs  Employees in  Price   Expiration ---------------------
        Name                Granted     Fiscal Year   ($/Sh)     Date      5%($)     10% ($)
        ----              ------------  ------------ -------- ---------- ---------- ----------
Timothy Mann, Jr........    113,357(2)      6.0%     $  8.50     2008    $  605,962 $1,535,626
                            100,000(3)      5.0        10.00     2008       628,895  1,593,743
Brady W. Mullinax, Jr...    150,000(4)      8.0       11.125     2008     1,049,468  2,659,558

--------
(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any officer or any other holder of Acsys' securities that the actual stock price appreciation over the term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from options granted to the Named Executive Officers.
(2) Options equal in the amount of 1% of Acsys' outstanding shares of Common Stock were granted at an exercise price of $8.50 per share one-half of which will vest on each of the first two anniversaries of the IPO. These options have a 10-year term.
(3) Options were granted at a price of $10.00 per share as determined by the Compensation Committee of the Board of Directors. One-third of these options vest on each of the first, second and third anniversaries of the date of grant and have a 10-year term.
(4) Options were granted as a consideration for employment at the fair market value of the Common Stock on the date of grant. 20,000 shares vested on the date of grant, 30,000 shares vested on December 31, 1998, and 50,000 shares will vest on each of December 31, 1999 and December 31, 2000. The options have a 10-year term.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

   The following table gives information with respect to options held by Mr. Mann and Mr. Mullinax, the only Named Executive Officers who held stock options at December 31, 1998. Acsys has never issued SARs, and none of the Named Executive Officers exercised any stock options during 1998. The fiscal year-end market value of $3.875 per share is equal to the closing sales price of the Common Stock on December 31, 1998.

                                    Number of           Value of Unexercised
                              Securities Underlying   In-the-Money Options/SARs
                            Unexercised Options/SARs   at Fiscal Year-End ($)
                              at Fiscal Year-End (#)             (1)
       Name                 Exercisable/Unexercisable Exercisable/Unexercisable
       ----                 ------------------------- -------------------------
Timothy Mann, Jr...........      191,877/156,678               -- / --
Brady W. Mullinax, Jr......       50,000/100,000               -- / --

--------
(1) Based upon the closing sales price of the Common Stock on December 31, 1998 of $3.875 per share. The exercise price for the stock options exceeded the closing sales price on December 31, 1998.

Compensation Committee Interlocks and Insider Participation

   The Board of Directors did not have a Compensation Committee until February 1998. The members of the Compensation Committee are Barry M. Abelson, Paul J. Klaassen and William Porter Payne, none of whom are executive officers or employees of Acsys.

Board Compensation Committee Report on Executive Compensation

   Overview. The key components of Acsys' executive officer compensation policy are salary, bonus and stock option awards. Each of Acsys' executive officers is a party to an employment agreement (collectively, the "Executive Employment Agreements") that is described above. With the exception of Mr. Mann and Mr. Mullinax, all of the executive officers were key employees of the companies acquired by Acsys (the "Acquired Companies"), and their employment agreements were entered into in arm's-length negotiations as part of the overall negotiation of the terms of the applicable acquisition.

   Acsys formed its Compensation Committee in February 1998 after Acsys' IPO. Each of the members of the Compensation Committee is an Outside Director. No Outside Director is or has been an officer or executive of Acsys.

   The members of the Compensation Committee hold primary responsibility for determining executive officer compensation levels, subject to the terms of the Executive Employment Agreements. The Compensation Committee has adopted a compensation philosophy that is intended to align executive compensation with Acsys' overall business strategy. The philosophy guiding the executive compensation program is designed to link executive compensation and shareholder value. The goals of the program are:

  1. To compensate executive employees in a manner that aligns the employee's interests with the interests of the shareholders;

  2. To encourage continuation of Acsys' entrepreneurial spirit;

  3. To reward executives for successful long-term strategic management;

  4. To recognize outstanding performance; and

  5. To attract and retain highly qualified and motivated executives.

   The Compensation Committee intends to continue to grant to certain of Acsys' executives and other key employees stock options at the then current market value or at a price above market value, which options will have no monetary value to the executives unless and until the market price of the Common Stock increases above the exercise price. Executive officers who were owners of the Acquired Companies and, therefore, already own a substantial number of shares of Common Stock have not been granted options, and the Compensation Committee has no plans to grant options to these executives at this time. The mix of base salary, bonuses and stock option awards reflects the Compensation Committee's intention to link executive compensation to Acsys' operational performance and the price of the Common Stock. The Compensation Committee anticipates that future option grants will be based on a subjective analysis of various performance criteria, primarily earnings per share and operating profits, but will not directly be tied to any one factor. Future bonus payments will be awarded in the discretion of the Compensation Committee, as it deems appropriate. The Compensation Committee intends to continue to examine ways to more closely link its annual bonus and long-term incentive plans to Acsys' stock performance, with the objective of creating plans that strengthen the relationship between shareholder value and executive compensation.

   CEO Compensation. Timothy Mann, Jr., has served as Acsys' Chief Executive Officer since October 1997. The Compensation Committee increased Mr. Mann's base compensation to $225,000 in April 1998 based on Mr. Mann's performance in leading Acsys' IPO. Consistent with a formula in his employment agreement, Mr. Mann received a bonus of $78,000 for 1998. In connection with an increase in Mr. Mann's base compensation to $280,000 in February 1999, the Compensation Committee and Mr. Mann agreed that his 1999 bonus would be discretionary as determined by the Compensation Committee. The Compensation Committee granted to Mr. Mann options to purchase 100,000 shares of Common Stock at an exercise price of $10.00 per share which was $1.56 over the closing price on the date granted as determined by the Compensation Committee on October 27, 1998. The options were granted for Mr. Mann's performance in building a strong corporate structure. The options have a three-year vesting schedule with one-third of the options vesting on each of the first, second and third anniversaries of the date of grant. The options have a 10-year term.

   This report is submitted by the members of the Compensation Committee.

                                          Barry M. Abelson
                                          Paul J. Klaassen
                                          William Porter Payne

Section 16 (a) Beneficial Ownership Reporting Compliance

   Section 16 (a) of the Securities Exchange Act of 1934 requires Acsys' directors, officers and beneficial owners of more than 10% of Acsys' outstanding Common Stock to file with the SEC initial reports of ownership of Acsys' equity securities and to file subsequent reports when there are changes in such ownership. Based on a review of copies of reports submitted to Acsys for 1998, we believe that all Section 16 (a) filing requirements for 1998 by such persons were complied with on a timely basis, except that Mr. Payne, a Director, was late in filing one Form 4 to report one purchase of Common Stock. Each of Messrs. Payne, Abelson and Klaassen, each a Director, was late in filing a Form 5 to report three option grants made to each of them.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date by: (i) each of our Directors and Named Executive Officers; (ii) all of our executive officers and directors as a group; and (iii) each person known by us to own beneficially more than 5% of the Common Stock. Each of the holders listed below has sole voting power and investment power over the shares beneficially owned. Other than Edward S. Baumstein, each of the persons known by us to beneficially own more than 5% of the Common Stock has an address in care of our principal offices.

                                         Shares Beneficially Owned (1)
                                      ------------------------------------
      Name of Beneficial Owner           Number          Percentage(%)
      ------------------------        ----------------- ------------------
Directors, Executive Officers and 5%
 or Greater Shareholders:
David C. Cooper......................         1,646,014             11.4
Timothy Mann, Jr. (2)................           197,327              1.3
Beth Monroe Chase....................           656,143              4.5
Brady W. Mullinax, Jr. (3)...........            50,000                *
Barry M. Abelson (4).................            18,667                *
Paul J. Klaassen (5).................            21,667                *
William Porter Payne (6).............            33,667                *
Harry J. Sauer.......................           995,521              6.8
Robert M. Kwatnez....................           710,090              4.9
Edward S. Baumstein (7)..............           923,521              6.5
All directors and executive officers
 as a group (9 persons) (8)..........         4,329,096             29.3%

--------
 *  Less than 1%.
(1) Shares Beneficially Owned is calculated based upon 14,466,023 shares of Common Stock that were outstanding on the Record Date. This percentage also includes Common Stock of which such individual has the right to acquire beneficial ownership within sixty days of such date, including but not limited to the exercise of an option; however, such Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual.
(2) Includes currently exercisable options held by Mr. Mann to purchase a total of 191,877 shares of Common Stock.
(3) Currently exercisable options held by Mr. Mullinax to purchase 50,000 shares of Common Stock.
(4) Includes currently exercisable options held by Mr. Abelson to purchase 16,667 shares of Common Stock.
(5) Includes currently exercisable options, held by Mr. Klaassen to purchase a total of 16,667 shares of Common Stock.
(6) Includes currently exercisable options held by Mr. Payne to purchase a total of 16,667 shares of Common Stock.
(7) Based upon a Schedule 13G dated February 24, 1999 filed with the Securities and Exchange Commission by Mr. Baumstein. The address for Mr. Baumstein is c/o Stephen M. Goodman, Morgan, Lewis & Bockius, 1701 Market Street, Philadelphia, PA 19103-2921.
(8) Includes currently exercisable options to purchase a total of 291,878 shares of Common Stock.

                              CERTAIN TRANSACTIONS

Acquisition of ICON

   We issued a total of 2,820,360 shares of Common Stock in connection with the merger of a wholly-owned subsidiary of Acsys with and into ICON Search and Consulting, Inc. ("ICON") in May 1998. Robert M. Kwatnez, a Director, received 705,090 shares of Common Stock in that merger. Other ICON shareholders who are not directors, officers and/or 5% or greater shareholders of Acsys received the balance of the 2,115,270 shares. ICON optionholders who are not directors, executive officers and/or 5% or greater shareholders received options to purchase shares of Acsys Common Stock in exchange for their ICON options. In connection with this acquisition, we granted Mr. Kwatnez, along with the other previous shareholders of ICON, the right to register the resale of 15% of the shares he received as consideration in the acquisition. We filed a Registration Statement on Form S-1 relating to the registration of those shares on November 17, 1998. The Form S-1 is currently suspended.

   In addition, Mr. Kwatnez became a party to a registration rights agreement to which certain of our current shareholders are parties. These shareholders, including Mr. Kwatnez since May 1998, have the right in the event Acsys proposes to register under the federal securities laws any Common Stock for our own account or for the account of others, subject to certain exceptions, to require us to include their shares in the registration statement, subject to the right of any managing underwriter of any such offering to exclude some or all of the shares for marketing reasons. In addition, through September 3, 1999, and upon the affirmative vote of the holders of a specified number of shares of Common Stock, these shareholders have certain limited demand registration rights to cause Acsys to register shares held by them, provided that the aggregate estimated public offering price of all shares to be sold in the offering is at least $5,000,000 and that any such demand must be accompanied by either (i) the written consent of (a) David C. Cooper, (b) either Mark E. Strassman or Beth Monroe Chase and (c) either Edwards S. Baumstein or Harry J. Sauer to a registration pursuant to such request, or (ii) a written valuation from a reputable investment banking firm that is a member of the New York Stock Exchange which opines that the value of Acsys in an offering made pursuant to such request would be at least $100 million.

   We generally are required to bear the expense relating to the sale of the shareholders' securities under these registration rights, except for underwriting discounts and commissions, and in certain cases the fees and expenses of the shareholders' counsel and filing fees related to the registration statement. We also are obligated to indemnify the shareholders whose shares are included in any of our registrations against certain losses and liabilities, including liabilities under the federal and state securities laws.

Prior S Corporation Status

   We terminated our S corporation status and became a C corporation on February 5, 1998 in connection with the IPO. We made distributions to the persons who were shareholders during the period we were an S corporation, which included David C. Cooper, Beth Monroe Chase, Edward S. Baumstein and Harry J. Sauer. The distribution approximated the amount that such shareholders needed to fund the payment of Federal and state income taxes payable on our taxable income during 1997. The total amount of such distributions completed in 1998 was $838,000 and was reflected as a reduction in retained earnings.

   Also in connection with the termination of our S corporation status, we recorded a deferred tax liability of $3.0 million to recognize income tax expense on the cash to accrual adjustment caused by our change from an S corporation to a C corporation. We will pay this deferred tax liability over a four-year period.

Rental of Aircraft Owned by Mr. Cooper

   From time to time we use an aircraft owned by Aviation Leasing Corporation ("Aviation"), a company that is wholly-owned by David C. Cooper, our Chairman of the Board. We have used the aircraft for business purposes, and until the completion of our IPO in February 1998, we paid Aviation for the actual operating costs associated with our use of the aircraft. Since that date we have paid Aviation an amount equal to the regular commercial coach fare for each person on the flight. We paid Aviation a total of $102,901 for such use during 1998. We anticipate that we will continue this arrangement in the future.

Company Policy

   All transactions with our shareholders, officers and directors or their affiliates, if any, are subject to the approval of a majority of the independent and disinterested Outside Directors and will be conducted on terms no less favorable than could be obtained from unaffiliated third parties on an arm's-length basis.

                         COMPARATIVE STOCK PERFORMANCE

   The following graph compares the cumulative total shareholder return on Acsys' Common Stock with the cumulative total return on the Nasdaq Stock Market Index and the common stock of eleven companies in the staffing industry, as described below, for the period beginning February 6, 1998, the date that trading in Acsys' Common Stock first began on the Nasdaq National Market, and ending December 31, 1998, the last trading date in Acsys' 1998 fiscal year. Total return values were calculated based on cumulative total return, assuming the value of the investment in Acsys' Common Stock and in each index on February 6, 1998 was $100 and that all dividends were reinvested. Acsys is not included in the peer group because management believes that, by excluding Acsys, investors will have a more accurate view of Acsys' performance relative to other companies in the staffing industry.




                                                       Cumulative Total Return
                                                     ---------------------------
                                                     2/6/98 3/98 6/98 9/98 12/98
                                                     ------ ---- ---- ---- -----
Acsys, Inc..........................................  100   194  162   91    46
Peer Group..........................................  100   118  118   77    81
Nasdaq Stock Market (U.S.)..........................  100   108  111  101   131

   The peer group includes the following companies: Modis Professional Services, Inc.; On Assignment, Inc.; RCM Technologies, Inc.; Robert Half International, Inc.; Romac International, Inc.; Interim Services, Inc.; Norrell Corporation; and Olsten Corporation.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

   At the Annual Meeting, eight Directors will be elected to serve for a term expiring at the 2000 Annual Meeting of Shareholders or until their successors are elected and qualified. The persons named below have been nominated by the Board of Directors for election as directors. All of these nominees are currently serving as directors of Acsys. There are no family relationships between executive officers or directors of Acsys.

   The Board currently has two vacancies which it plans to fill at a later date. The Board is actively searching for potential Directors that they believe will provide valuable guidance in managing Acsys. The proxies being solicited by Acsys' Board of Directors will not be voted for a greater number of persons than the number of nominees named below.

   Management has made inquiries and believes that each of the nominees will be willing and able to serve if elected. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, discretionary authority is reserved to vote for a substitute chosen by the Board of Directors of Acsys. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person.

   The Board of Directors recommends that shareholders vote "for" the election of each of the following persons as directors of Acsys:

                                Barry M. Abelson
                               Beth Monroe Chase
                                David C. Cooper
                                Paul J. Klaassen
                               Robert M. Kwatnez
                               Timothy Mann, Jr.
                              William Porter Payne
                                 Harry J. Sauer

   Certain biographical information concerning the nominees is provided under "Biographical Information for Executive Officers and Directors."

                             SHAREHOLDER PROPOSALS

   Any proposal a shareholder may desire to have included in Acsys' proxy materials for presentation at the year 2000 Annual Meeting must be received by Acsys at Acsys, Inc., 75 14th Street, Suite 2200, Atlanta, Georgia 30309,
Attention: Secretary, on or prior to December 28, 1999. Shareholders for the 2000 Annual Meeting of Shareholders may present a proposal from the floor of the 2000 Annual Meeting, and they may commence their own proxy solicitation, rather than having the proposal included in Acsys' 2000 annual proxy statement. Under Acsys' Bylaws, however, Acsys must receive notice of any such shareholder proposal no earlier than January 28, 2000 and no later than February 20, 2000 in order for shareholders to bring business before the 2000 Annual Meeting and to nominate directors for election at the 2000 Annual Meeting. If Acsys does not receive notice of the shareholder proposal between January 28, 2000 and February 20, 2000, it may not be brought before the 2000 Annual Meeting, and Acsys will retain discretionary voting authority over the proxies returned by shareholders for the 2000 Annual Meeting with respect to such shareholder proposal. Discretionary voting authority is the ability to vote proxies that shareholders have executed and returned to Acsys, on matters not specifically reflected on the proxy card, and on which shareholders have not had an opportunity to vote by proxy.

                              INDEPENDENT AUDITORS

   Acsys has selected Arthur Andersen LLP, independent auditors, as our principal accounting firm for the current fiscal year ending December 31,1999. A representative of Arthur Andersen is expected to be present at the Annual Meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he or she desires to do so. Approval of Acsys' accounting firm is not a matter required to be submitted to the shareholders.

                                  * * * * * *

   Acsys' 1998 Annual Report on Form 10-K is being mailed to shareholders along with these proxy materials. We will furnish to each person whose proxy is solicited, on the written request of such person, a copy of the exhibits to such report upon request. Such request should be directed to Jerri Davis, Assistant Secretary, Acsys, Inc., 75 14th Street, Suite 2200, Atlanta, Georgia 30309.

                                     PROXY
                                  ACSYS, INC.
                                ATLANTA, GEORGIA
                         ANNUAL MEETING OF SHAREHOLDERS
    The undersigned shareholder of Acsys, Inc., a Georgia corporation
("Acsys"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, and hereby appoints Timothy Mann, Jr., Brady
W. Mullinax, Jr. and Jerri L. Davis, and each of them, proxies, with full power of substitution, for and in the name of the undersigned to vote all shares of Acsys Common Stock which the undersigned is entitled to vote on all matters which may come before the 1999 Annual Meeting of Shareholders (the "Annual Meeting") of Acsys, Inc. to be held on April 26, 1999 at 10:00 a.m. local time, at the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309, and at any adjournment or adjournments thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, are further authorized to vote on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the Annual Meeting and are further authorized to vote on other matters which may properly come before the Annual Meeting and any adjournments thereof. The Board of Directors recommends a vote for Proposal 1.
  Proposal 1. The election of the following directors to serve until the 2000
              Annual Meeting of Shareholders or until their successors are elected and qualified.
         Barry M. Abelson, Beth Monroe Chase, David C. Cooper, Paul J.
         Klaassen, Robert M. Kwatnez, Timothy Mann, Jr., William Porter Payne and Harry J. Sauer
             [_] FOR             [_] WITHHOLD AUTHORITY
For, except vote withheld from the following nominee or nominees: ______________

  This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted in accordance with the recommendation of the Board of Directors. The proxies cannot vote your shares unless you sign and return this Proxy.

                                ***************

  Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each shareholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please is in partnership name by authorized person.

                                                   ___________________________
                                                    Signature of Shareholder

                                                   ___________________________
                                                  Signature of Shareholder (If
                                                          held jointly)

                                                  Dated: ________ ________,1999
                                                       Month       Date


  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACSYS, INC. AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE.